UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 19, 2022 (April 13, 2022)

SOLUNA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40261	14-1462255
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

325 Washington Avenue Extension Albany, New York	12205
(Address of registrant's principal executive office)	(Zip code)

(518) 218-2550

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLNH	The Nasdaq Stock Market LLC

9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share	SLNHP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2022, Soluna Holdings, Inc. (the “Company”) issued to certain institutional lenders (the “Lenders”) promissory notes in an aggregate principal amount of $10.0 million for an aggregate purchase price of $10.0 million (the “Notes”). As previously disclosed, we also issued Class D common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 1,000,000 shares of common stock of the Company at an exercise price of $11.50 per share. These Notes were the third and final tranche of an aggregate financing of $20.0 million, as previously disclosed and more particularly described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2022.

The Notes have a maturity date five years from the date of issuance (each a “Maturity Date”), upon which dates the Notes shall be payable in full, and accrue interest at a rate of two percent (2%) per annum. The Notes may be repaid, at such Lender’s sole election, either (a) at the applicable Maturity Date or (b) upon the first business day of each month that the Company completes an offering of its shares of the Company’s 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) by presenting its Note in whole or in part as legal tender to purchase such shares of Series A Preferred Stock at price per share of Series A Preferred Stock on the date immediately preceding the closing of such subscription, provided that if the Notes are not repaid by May 2, 2022, the Notes shall automatically be subscribed for shares of the Series A Preferred Stock. If any Event of Default occurs, the outstanding principal amount of the Notes, liquidated damages and other amounts owing in respect thereof through the date of acceleration, will become, at the Lender’s election, immediately due and payable in cash. The Notes may be prepaid or redeemed upon written notice to the other party.

The Warrants will be immediately exercisable for two years upon issuance. Exercise of the Warrants will be subject to beneficial ownership limitations such that the Lenders may not exercise the Warrants to the extent that such exercise would result in each of the Lenders being the beneficial owner in excess of 4.99% (or, upon election of such Lender, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such exercise, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

The Notes and Warrants each contain customary events of default, representations, warranties, agreements of the Company and the Lenders and customary indemnification rights and obligations of the parties thereto, as applicable as the prior tranches. The Warrants will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), based on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder.

The foregoing transaction was a part of the previously disclosed intercreditor agreement dated February 22, 2022 (the “Intercreditor Agreement”) between the Lenders and certain investors (the “October Investors”) in the Company’s offering of notes and warrants pursuant to a securities and purchase agreement dated October 20, 2021 (the “October Offering”).Pursuant to the Intercreditor Agreement, the Investors have agreed that, for as long as the October Investors hold any secured convertible debt issued by the Company, the Lenders will not, without the consent of the October Investors, accelerate payment of the Notes, contest or object to the October Investors’ enforcement of their rights under the October Offering or accept any prepayment of debt under the Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The applicable information set forth in Item 1.01 of this Form 8-K with respect to the Notes is incorporated by reference in this Item 2.03.

Item 8.01 Other Events

On April 19, 2022, the Company issued a press release announcing the financial transactions described in this Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.             Description

99.1	Press release, dated April 19, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2022	SOLUNA HOLDINGS, INC.

	By:	/s/ Jessica L. Thomas
Name: Jessica L. Thomas Title: Chief Financial Officer